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Exhibit 10.35

CHEMICAL MANUFACTURING SUPPLY AGREEMENT

        1    PURPOSE:    Procter & Gamble Pharmaceuticals S.A.R.L., with principle offices at Route de Saint Georges 47, 1213 Petit Lancy 1, Geneva Switzerland herein after called P&GP SARL and OSG Norwich Pharmaceuticals, Inc. with principal offices at 6826 State Highway 12, Norwich, New York 13815, hereinafter called OSGP desire that OSGP will manufacture and P&GP SARL will purchase certain bulk chemical Products, as these terms are defined herein. This document sets forth the obligations of the parties and is effective June 29, 2001.

1	Purpose

2	Certain Definitions
3	Contract Manufacturing Services
	3.1	Manufacturing Obligations
	3.2	Manufacturing Standards and Warranties
	3.3	Exclusivity
	3.4	Labeling and Packaging of Products
	3.5	Maintenance of Equipment
4	Forecasts and Ordering
	4.1	Firm Orders
	4.2	Forecasting
	4.3	Customer Service
	4.4	Service Level Execution Agreement (SLEA) Between the Parties
	4.5	Losses and Scrap
5	Quality Control and Testing
	5.1	Testing and Certificate of Analysis
	5.2	Preservation Samples and Retained Samples
	5.3	Stability Testing
	5.4	P&GP SARL Testing Rights
	5.5	Quality Disputes
	5.6	Customer Complaints
	5.7	Health Authority Inquiries
	5.8	Quality Assurance Key Elements
6	Inventory Control
7	Change Management
	7.1	Non-Discretionary Changes
	7.2	Discretionary Changes
	7.3	Disclaimer Of Incidental Damages
	7.4	Authorizations
8	Failure To Perform
9	Initiatives and Projects
10	Services Provided By P&GP SARL to OSGP
11	Term
	11.1	Initial Term
	11.2	Extension
	11.3	Termination
12	Price
	12.1	Charges and Prices
	12.2	Extra Charges
13	Delivery

14	Payment Terms
15	Invoicing
16	Compliance With Laws and Safety Measures
17	Acceptance and Return
18	Access For P&GP SARL's Representatives
19	Security Precautions
20	Confidentiality
21	Intellectual Property
22	OSGP's Indemnification Of P&GP SARL
23	P&GP SARL's Indemnification Of OSGP
24	Change In OSGP's Ownership
25	Termination For Cause
26	Assignment
27	Contractor Status
28	Reporting Requirements
29	Force Majeure
	29.1	Force Majeure
	29.2	Effect of Force Majeure
30	Governing Law and Language
31	Hiring Employees
32	Headings and References
33	Agreement Precedence
34	Licensing Cooperation
35	Mutual Support
36	Dispute Resolution

        CERTAIN DEFINITIONS:

        2.1    "Affiliate" means any corporation, firm, partnership or other entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, P&GP SARL or OSGP, as the case may be. For the purposes of this definition, "control" shall mean the ownership, directly or indirectly, of 50% or more of the voting stock or stockholders' equity of a corporation or, in the case of a non-corporate entity, the right to receive 50% or more of either the profits or the assets upon dissolution.

        2.2    "cGMP" means current Good Manufacturing Practices as promulgated by the U.S. FDA and as detailed in Title 21, United States Code of Federal Regulations, or when appropriate, any corresponding statutes and/or regulations of any other country's prescription pharmaceuticals regulating health authority / agency in the Territory, as the same may be amended or re-enacted from time to time. cGMP documentation for use in the manufacture and marketing of Product will be developed and maintained by the parties in accordance with the cGMP Guidelines. For new Product or new SKU initiatives cGMP includes reaching an acceptable readiness state in the Chemical Plant and the specific applicable production operation(s) versus GMP regulations in time for a successful pre-approval Inspection audit by the FDA and/or other appropriate health authority in the Territory.

        2.3    "Chemical Plant" means the pharmaceutical chemicals manufacturing operation (i.e. building and equipment) located at Route 320, Woods Corner, Norwich, New York.

        2.4    "Confidential Information" means all trade secrets, know how, proprietary information, technique, or technology, and data disclosed by one party to the other party pursuant to this Agreement or generated pursuant to this Agreement, except any portion thereof which:

          (i)    the recipient can demonstrate by its written records was known by the recipient prior to the disclosure thereof by the disclosing party;

          (ii)  is disclosed to the recipient without restriction, after disclosure thereof by the disclosing party, by a third party who has the right to make such disclosure;

          (iii)  is or becomes part of the public domain through no breach of this Agreement by the recipient; or

          (iv)  is independently developed by employees of the recipient without use of any of the other party's Confidential Information.

        2.5    "Effective Date" means the date of execution of this Agreement.

        2.6    "Environmental Law" means any law or regulation pertaining to the environment, as in effect on the date hereof, including (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ((42 USC 9601 et seq), as amended, including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated thereunder; (ii) the Resource Conservatory and Recovery Act of 1976 (USC 6901 et seq), as amended and regulations promulgated thereunder; and (iii) the provisions contained in any similar state or local statutes or regulations relating to environmental matters applicable to the Chemical Plant.

        2.7    "FDA" means the United States Food and Drug Administration.

        2.8    "Materials" shall mean any raw, work-in-process, or packing materials or any finished product needed to produce Product that meets the Specifications.

        2.9    "NDA" shall mean a New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. 314 as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

        2.10    "Product(s)" means the bulk chemical Products listed in Schedule A and any other bulk chemical products, intermediates, regulatory starting materials, or active pharmaceuticals ingredients agreed to in writing by the parties.

        2.11    "SLEA" means a Service Level Execution Agreement as described in Article 4.4.

        2.12    "Specification(s)" or "Release Specification(s)" means the written methods, formulae, standards, procedures, making and packing standards, tests, test protocols, and/or test results targets for Products provided by P&GP SARL which shall at all times conform with the NDA and other health registrations, as applicable.

        2.13    "Process" shall mean any and all steps and equipment used in the manufacture of the Product(s) from procurement / receipt of raw materials through chemical manufacture to storage and shipments.

        2.14    "Territory" shall mean an area that consists of a country or countries within which Product or its finished product dose form(s) are or will be registered with a regulatory agency, distributed, or sold.

        2.15    "Third Party" shall mean any person, corporation or unincorporated body other than OSGP and P&GP SARL and/or their Affiliates.

        2.16    "Unit" means a Stock Keeping Unit (SKU), Kg or other agreed-upon measure of Products for a specified country in the Territory.

        2.17    "Within OSGP Control" means OSGP shall be deemed to have control over (i) the timing of notifications by OSGP, but only to the extent that no other person except Affiliates of OSGP controls the information necessary for OSGP to give such notice, and (ii) matters relating to its employees, property, equipment, and conduct of its business, except to the extent that Section 29, Force Majeure, applies to or affects any of the foregoing. OSGP shall not be deemed to have control over any other factors, including but not limited to: all matters described in Section 29 of this Agreement; the inability of any supplier except Affiliates of OSGP to deliver Materials as required; the failure of any common carrier to deliver finished goods to P&GP SARL and/or P&GP SARL's customers, except to the extent that such failure results solely from untimely notice given or delivery made by OSGP; and the failure of P&GP SARL to perform any obligation, whether or not under this Agreement, which directly or indirectly impacts OSGP's obligations under this Agreement.

        3.    CONTRACT MANUFACTURING SERVICES:

        3.1    Manufacturing Obligation: Pursuant to the terms and conditions of this Agreement, OSGP shall manufacture, package and ship to P&GP SARL, and P&GP SARL shall purchase and receive from OSGP, bulk pharmaceutical chemical Products. OSGP's obligation to supply shall include the obligation to use necessary efforts (including, but not limited to, working extra hours, shifts, or days) to supply, in any 3 month period, Products ordered by P&GP SARL up to 150% of P&GP SARL's most recent forecast submitted for such 3 month period pursuant to Article 4.2 unless mutually agreed to plans documented in SLEA's for a specific Product(s) or Unit(s) dictate a higher percentage number is appropriate for these Product(s) or Unit(s). All costs for such necessary effort will be at OSGP's expense. OSGP shall use its reasonable commercial efforts to satisfy orders for Product quantities in any 3 month period in excess of 150% of P&GP SARL's most recent forecast submitted for such 3 month period pursuant to Article 4.2 unless mutually agreed to plans documented in SLEA's for a specific Product(s) or Unit(s) dictate a higher or lower percentage number is appropriate for these Product(s) or Unit(s).

        3.2    Manufacturing Standards And Warranties:

        (a)  OSGP hereby represents and warrants to P&GP SARL that the Products supplied to P&GP SARL hereunder shall, on the date of delivery to P&GP SARL and for the shelf life of the Products: (i) meet the requirements set forth in the Specifications and have been manufactured in accordance with cGMP's applicable to the Products and prevailing in the applicable Territory at the time of shipment for medicinal products for human use in the Territory, as well as any applicable laws or regulations relating to the manufacture of pharmaceutical chemicals in the Territory and ii) shall not be adulterated or misbranded within the meaning of any applicable food and/or drug law or regulation (federal, state or local) in the United States or any applicable equivalent law, rule or regulation elsewhere; iii) shall be of merchantable quality fit for P&GP SARL's use; and iv) comply with approved regulatory authorizations (INDs, NDAs, or local equivalents) and all applicable laws, rules and regulations (including, but not limited to, all applicable customs, laws and regulations, the rules of Good Manufacturing Practices applicable to the Products at the prevailing time of delivery to P&GP SARL) governing the manufacture, packaging, storage, transportation, delivery and/or testing of the Products. The warranty set forth in the preceding sentence shall not extend to any Product sold and purchased hereunder (or any product made with or from any such Product) which has been resold, treated, misused or improperly stored unless and to the extent such Product did not meet the requirements of the preceding sentence on the date of delivery to Buyer.

        (b)  OSGP warranties shall not extend to, and hereby specifically exclude, any misbranding or failure to meet Specifications resulting from any work done, or activities undertaken, by P&GP SARL or its subcontractors, distributors, wholesalers and others receiving the Product directly or indirectly from P&GP SARL after shipment by OSGP of Product.

        (c)  OSGP has been provided by P&GP SARL with all necessary processes, trade secrets, manufacturing know-how, and trademark rights to manufacture the Products (herein collectively referred to as "Intellectual Property") for use in the Territory in accordance with the Sale Agreement and this Agreement, and the Chemical Plant, the buildings and equipment used by OSGP to manufacture the Products are licensed and/or qualified under cGMP's.

        3.3    Exclusivity: OSGP's right and obligation in Article 3 to manufacture Products shall be exclusively for P&GP SARL unless otherwise mutually agreed upon in writing by the parties. P&GP SARL hereby covenants that during the term of this Agreement it shall not institute any action or suit at law or equity against OSGP alleging the infringement of any of P&GP SARL's Intellectual Property by OSGP in its making of Product for P&GP SARL. Any improvements made by OSGP to Products (i.e. improved process for making a Product) whether or not patentable shall be owned by P&GP SARL.

        3.4    Labeling and Packaging of Products: P&GP SARL shall, at its own cost and expense, supply OSGP manufacturing standards which shall state the package to be used for each Product and a technical standards document which will be used to state the requirements for shipper case labels. The mechanical design for shipper case labels will be the responsibility of OSGP. Each set of such technical standards, and each partial set and/or alteration or amendment thereto, for each shipper case label shall be identified by a unique item control number or code which is consistent with P&GP SARL's control numbering system and quality control requirements. P&GP SARL shall specify the code for each shipper case label to be supplied with each order for Products. Such code shall be specified on the purchase order for such Products.

        3.5    Maintenance of Equipment: All equipment and tooling required to manufacture P&GP SARL's Products will be maintained in good operating condition by OSGP. OSGP agrees to assume complete responsibility for all maintenance. This includes (but not limited to) preventive and predictive maintenance; and replacement of worn or broken parts and tooling for all equipment and facilities, including major components, utilized in the contract manufacturing of P&GP SARL's Products. OSGP further agrees to maintain adequate insurance coverage and to replace said equipment should equipment for any reason be destroyed by fire, vandalism or perils otherwise covered by an extended coverage endorsement or otherwise rendered unusable for the purpose intended by this Agreement. OSGP agrees that in the event of P&GP SARL's termination of this Agreement, or OSGP's default, or in the event of OSGP's insolvency, or the appointment of a receiver to oversee OSGP's assets or the filing by or against OSGP of a petition under Federal bankruptcy laws, OSGP will make available for P&GP SARL's removal any property of P&GP SARL then under OSGP's control.

        4.    FORECASTS AND ORDERING:

        4.1    Firm Orders: fn> P&GP SARL shall give OSGP a firm order of its requirements of the Products at least ninety (90) days before it requires shipment of such Products.. Such orders shall be in minimum order quantities, as set forth in Schedule B.    OSGP shall use necessary efforts to fulfill orders for Products prior to the date specified on the order as received. A process for handling firm order changes shall be developed and agreed between the parties promptly after execution of this Agreement and documented in SLEA's.

        4.2    Forecasting: Within thirty (30) days of completion of this Agreement and then, at least one (1) month prior to the start of each calendar quarter during the Term, P&GP SARL shall give to OSGP a rolling forecast of P&GP SARL's estimated requirements of Products starting with the start of such quarter (or the start of the Term). Each such forecast shall be broken down by SKU by month in respect of the first three quarters and by SKU by quarter in respect of the remaining period.

        4.3    Customer Service: OSGP shall maintain systems, staffing, and procedures in place to consistently maintain "excellent" customer service to P&GP SARL, as defined herein. "Excellent" customer service shall be measured by the following P&GP SARL defined measure: Supplier Delivery Performance. The defined level for "excellence" in customer service is Supplier Delivery Performance greater than 95%, (the "Monthly Target").

        OSGP will track their actual monthly performance versus the Monthly Target; and report this result to P&GP SARL monthly. If in any one month actual customer service is below the Monthly Target, then within two weeks OSGP will develop and implement an action plan for items Within OSGP Control, (the "Action Plan"), agreed to by P&GP SARL which in P&GP SARL's reasonable assessment is feasible to improve performance to meet or exceed the Monthly Target. All costs associated with any such action plan will be the responsibility of OSGP.

        OSGP shall be construed to have failed to perform, as described in Article 8, its customer service obligations to P&GP SARL if any of the following events occur:

        (a.)  OSGP fails to meet the Monthly Target for three (3) consecutive months.

        (b.)  OSGP's actual performance in any two (2) consecutive months falls below two-thirds (2/3) of the Monthly Target.

        4.4    Service Level Execution Agreement (SLEA) between the Parties: As soon as practicable after execution of this Agreement, the parties shall develop Service Level Execution Agreement(s) (SLEA's) covering the details of production planning, customer service, quality assurance, cGMP, problem solving procedures, and similar activities as between the OSGP Chemical Plant and P&GP SARL.

        4.5    Losses and Scrap: Any Product losses or scrap and related expenses, which are the result of negligence by OSGP or its employees, whether incurred during the handling or inspection of said Product, will be for OSGP's account. OSGP is responsible to inspect, test, analyze, or otherwise ensure that all Materials and processes used in the manufacture of P&G's Product(s) meet P&G's

Specifications, standards, and cGMP's. OSGP is responsible for losses caused by operation outside of cGMP's where such operation is Within OSGP Control. P&G and OSGP shall mutually agree to and document Product loss and scrap targets in SLEA's.

        5    QUALITY CONTROL AND TESTING:

        5.1    Testing and Certificate of Analysis: Before releasing Material or Product, OSGP shall test for the compliance of such batch with all Release Specifications and cGMP's. OSGP's Quality Assurance department shall perform this testing. Copies of raw material, manufacturing, and inspection records will be made available for review by P&GP SARL representatives. Copies of manufacturing records and certificates of analysis incorporating such certification, in the form attached hereto as Schedule C, shall be provided to P&GP SARL with each shipment of Product(s) for each batch and/or partial batch contained in the shipment. All such copies shall be sent to the addressees specified by P&GP SARL.

        5.2    Preservation Samples and Retained Samples: OSGP shall take from each batch of the Products pursuant to this Agreement preservation samples/retained samples which OSGP shall retain for the shelf life of the particular Product batch plus the shelf life of the finished product dosage forms of the Products plus one year or longer as required by relevant regulations. For the avoidance of doubt, preservation samples/retained samples, as referred to herein, do not include samples retained for purposes of stability testing. OSGP shall take preservation samples of raw materials and work-in-process materials as designated in writing by P&GP SARL. OSGP shall maintain these samples under cGMP conditions and review samples annually according to applicable regulations.

        5.3    Stability Testing: OSGP shall conduct a stability-testing study for the agreed Products, which includes new studies annually to meet all applicable standards, package, and product changes for current marketed Products in the Territory and any stability studies required as a result of manufacturing deviation(s). The results of these testing studies shall be available to P&GP SARL, without charge, upon request.

        5.4    P&GP SARL Testing Rights: fn> P&GP SARL shall have the right (but not the obligation) to perform analytical testing on the Products manufactured by OSGP pursuant to this Agreement.

        5.5    Quality Disputes: Any claim by P&GP SARL that any of the Products at the time of delivery or release to P&GP SARL did not meet the Release Specifications or during their shelf life did not meet the Specifications must be made in writing to OSGP within thirty (30) days after discovery by P&GP SARL of the problem. In the event that P&GP SARL claims that any of the Products failed to meet the Release Specifications or the Specifications and OSGP disagrees with P&GP SARL's findings, OSGP shall test a retained sample from the same batch as the contested Product. P&GP SARL may, at its option and cost, have one of its personnel present for and actively participate in such testing. At P&GP SARL's discretion the testing may be done at a third party laboratory mutually agreed upon by the parties. The results of such third party testing shall be accepted by the two parties as final and binding. The cost of such analysis, and the cost of testing, shipment, replacement or disposal of disputed Product, shall be borne by the party whose position is not substantiated by the testing.

        5.6    Customer Complaints: Each party shall, without delay, inform the other party of any customer complaints of which it becomes aware which may relate to the manufacturing of the Products. OSGP shall provide P&GP SARL, at OSGP's expense, with all reasonable assistance in investigating complaints that are alleged to have arisen from manufacture of the Products hereunder.

        5.7    Health Authority Inquiries: OSGP shall be responsible for responding to any inquiry from any legally competent health authority in the Territory regarding the OSGP Chemical Plant. For any such responses regarding or related to the Products, P&GP SARL shall review and approve the response prior to filing. OSGP shall without delay, at its own expense, make available to P&GP SARL a copy of pertinent sections of any inspection report resulting from any inspection of the Chemical Plant by such health authority to the extent such report relates to the Products, the manufacture of the Products, or the Chemical Plant used to manufacture the Products as well as a copy of any response(s) thereto. P&GP SARL shall provide OSGP with all reasonable assistance in responding to such inquiries and in handling inspections of the Chemical Plant for the Products by such authorities. OSGP shall without delay inform P&GP SARL of any such inquiries and any requests for inspections of which it becomes aware.

        5.8    Quality Assurance Key Elements: OSGP acknowledges and guarantees that it will operate in strict compliance with the applicable cGMP's. In addition, OSGP agrees to comply with P&GP SARL Quality Standards as described in P&GP SARL's Quality Assurance Key Elements (QAKE) Assessment and all future revisions thereto. P&GP SARL shall use said QAKE Assessment periodically to audit OSGP's Norwich Plant and shall provide OSGP a written report following said audit. For all Products that OSGP produces for P&GP SARL and all facilities and systems supporting such production, should OSGP's audit result in a score less than 100%, OSGP shall develop and implement, and P&GP SARL shall approve in writing, a detailed plan to improve OSGP's systems. P&GP SARL will provide a copy of the QAKE manual to OSGP, which shall be incorporated as appropriate into OSGP's operating procedures used for production of Products covered by this Agreement. Should OSGP fail to meet the agreed-upon success criteria on a mutually acceptable time schedule, or fall below a QAKE score of 85%, P&GP SARL shall have the right to notify OSGP of their failure to perform per Article 8.

        6    INVENTORY CONTROL:    P&GP SARL will furnish manufacturing and shipping instructions during the term of this Agreement in accordance with its established ordering procedures.    Overruns or under runs are permitted only as authorized by P&GP SARL.

        7    CHANGE MANAGEMENT

        7.1    Non-Discretionary Changes: With respect to changes to the Process and/or Specifications which are required by applicable law, rule or regulation (including but not limited to changes required by the FDA or other legally competent authority) (collectively, "Non-Discretionary Changes"), the parties shall co-operate in making such changes promptly and, unless otherwise agreed, the costs of making and/or implementing such changes and the costs of the scrapping of materials and Product necessitated by any such changes shall be the responsibility of P&GP SARL. Any such changes shall be evaluated using P&GP SARL's Change Control process for conformance to cGMP, Product license registrations, and other applicable health authority regulations. OSGP may not implement any Non-Discretionary Change without receiving written agreement in advance from P&GP SARL.

        7.2    Discretionary Changes: With respect to changes to the Process and/or Specifications which are not required by applicable law, rule or regulation (including but not limited to changes not initially proposed or required by the FDA or other legally competent authority) (collectively, "Discretionary Changes"), the parties shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes and the party initiating such change(s) shall bear the costs of making and/or implementing such changes and the costs of the scrapping of materials (including but not limited to raw and packaging materials, work in process, inventory and labeling materials) necessitated by any such changes. OSGP shall notify P&GP SARL prior to making any changes to raw material feed stocks, the production process, production equipment or equipment location(s) involved in the fulfillment of this Agreement. Any such changes shall be evaluated using P&GP SARL's Change Control process for conformance to Specifications, cGMP, Product license registrations, and other applicable health authority regulations. OSGP may not implement any Discretionary Change without receiving written agreement in advance from P&GP SARL. Costs associated with complying with applicable cGMP and/or Product license registrations shall be the responsibility of OSGP. Cost reduction savings that result from Discretionary Changes shall be shared to the extent that the total costs to develop and implement the changes are shared.

        7.3    Disclaimer of Incidental Damages: Notwithstanding anything herein to the contrary, neither party shall be liable to the other for any consequential or special damages and/or lost profits resulting from a change to the Specifications and/or to the printed matter as a result of any change thereto pursuant to this Article 7.

        7.4    Authorizations: During the Term of this Agreement OSGP shall obtain and maintain in force all licenses and authorizations necessary for OSGP to Contract Manufacture Product as contemplated herein. OSGP shall bear the full cost and expense of so obtaining and maintaining such licenses and authorizations. P&GP SARL shall give OSGP all help reasonably necessary to assist OSGP in so obtaining and maintaining such licenses and authorizations and shall bear the full cost and expense of so assisting OSGP.

        8    FAILURE TO PERFORM:    In the event P&GP SARL orders Product hereunder and OSGP is unable or unwilling to manufacture such Product for any reason, or should OSGP consistently and continually fail to meet P&GP SARL's quantity requirements, or OSGP consistently fails to meet P&GP SARL's Product Specifications, manufacturing standards, standards for quality assurance or release procedures, or OSGP experiences a significant quality systems failure including but not limited to receipt of an FDA warning letter or its equivalent elsewhere in the Territory, P&GP SARL has the unequivocal right, upon notice, to enter OSGP's Chemical Plant for the sole purpose of assuring P&GP SARL's continued supply of Products. OSGP agrees to cooperate with P&GP SARL in this event by making personnel, equipment, facilities and production capability available to P&GP SARL and its personnel to perform activities required to produce Products. In addition, P&GP SARL shall be free to purchase all or any portion of its requirements for Products from any available source, or to move production into another of P&GP SARL's facilities or to an alternate contract manufacturer should OSGP fail to supply ordered Product or should P&GP SARL reasonably anticipate a failure to supply ordered Product. P&GP SARL will provide OSGP with a ten (10) business day notice of such anticipated failure to perform and the opportunity to avoid or correct in a manner acceptable to P&GP SARL such anticipated failure to perform. Any such purchases or manufacturing will reduce P&GP SARL's obligation to purchase Products from OSGP under this Agreement accordingly, without prejudice to any remedy available in herein.

        P&GP SARL's rights in the circumstances described in this Article shall include the right to sub-lease up to all portions of the Chemical Plant used in performance of this Agreement and to lease any and all equipment and employees, and purchase any Material inventory necessary to fulfill the purpose of producing Product by or on behalf of P&GP SARL. If P&GP SARL elects this option the amount payable to OSGP by P&GP SARL for this sub-lease, lease, and Materials purchase shall not exceed amounts payable under Article 12.1. The term of any such sub-lease or lease shall not exceed three (3) years.

        9    INITIATIVES AND PROJECTS:    P&GP SARL will communicate to OSGP any Product initiatives or projects that P&GP SARL desires to conduct at OSGP's Chemical Plant. Planning for implementation of such project activity will be included as part of production planning for P&GP SARL requirements at OSGP's Chemical Plant. P&GP SARL may require the participation of other outside contractors in initiatives or project work conducted at OSGP's Chemical Plant. Access to the Chemical Plant and participation by such contractors will not be prohibited by OSGP subject to P&GP SARL providing reasonable notice of such contractor(s).

        10    SERVICES PROVIDED BY P&GP SARL TO OSGP:    P&GP SARL will make arrangements for the following services to be provided to OSGP's Chemical Plant. P&GP SARL will invoice OSGP for these services monthly at the cost to provide these services;

        a.    Site Security—fixed percentage of building security costs

        b.    Utilities (fuel oil, natural gas, water, & electricity)—variable to usage

        c.    Purified Water—variable to usage

        d.    Waste Treatment—variable to usage

        Promptly after execution of this Agreement specific details associated with providing the above rights and services including any forecasting, scheduling, delivery, testing, prices, billing, and payment for these other services will be documented in the appropriate SLEA. Responsibility for any testing and release associated with such rights and services provided by P&GP SARL to OSGP rests with OSGP.

        11    TERM

        11.1    Initial Term: The initial term of this Agreement, "Initial Term", begins July 1, 2001, and ends June 30, 2004, unless terminated earlier by ninety (90) days advanced written notice from P&GP SARL to OSGP, or unless terminated earlier pursuant to terms contained in this Agreement.

        11.2    Extension: This Agreement may be extended for successive periods of one year each up to a maximum period of two (2) years upon mutual written agreement of the parties at least one hundred and twenty (120) days prior to the expiration of the Initial Term or its extension there-of, (the Initial Term plus any such extensions, the "Term").

        11.3    Termination: Upon termination of this Agreement OSGP shall cease all and any use of Intellectual Property acquired from P&GP SARL, and within a reasonable period acceptable to P&GP SARL shall return to P&G SARL or at P&G SARL's written request destroy all Intellectual Property. Within a period of time acceptable to P&G SARL after termination of this Agreement OSGP shall demolish and site clear OSGP's Chemical Plant buildings and site clear all Chemical Plant equipment. OSGP shall use commercially reasonable efforts to ensure that this demolition and site clearance shall be performed in a manner that results in no adverse safety or environmental effects. P&GP SARL shall provide all funds necessary for Chemical Plant and Chemical Plant equipment demolition and site clearance costs net of any recoverable costs, (e.g. used equipment sales).

        12    PRICE:

        12.1    Charges And Prices: OSGP will bill P&GP SARL no less than weekly, consistent with volume forecast for Product, on a cost plus basis as listed in Schedule D. P&GP SARL and OSGP will review Chemical Plant costs on an annual basis, including raw material, packing material, manufacturing operating expense, and freight costs. An annual standard P&GP SARL billing price per Unit for all Products will be included in the Chemical Plant annual budget. On a monthly and quarterly basis, a true-up will occur to identify differences between amounts billed to P&GP SARL using standard prices versus actual costs incurred by OSGP plus mark-up, as listed in Schedule D. OSGP will invoice P&GP SARL for a mutually agreed shortage identified by this true-up process. OSGP will credit P&GP SARL for a mutually agreed over payment made by P&GP SARL identified by this true-up process.

        12.2    Extra Charges: Any charges that OSGP proposes to charge P&GP SARL beyond those included in the prices agreed to in this Agreement, its extensions, or amendments, or related purchase orders, must be approved in writing by P&GP SARL prior to OSGP incurring or accepting such charges.

        13    DELIVERY:    Delivery terms shall be Delivered Duty Unpaid (DDU per INCOTERMS, 2000 version) the P&GP SARL designated destination. All such Products sold hereunder shall have at least eighty percent (80%) of their original expiration period remaining at the time of delivery to the designated P&GP SARL destination unless mutually agreed to plans documented in appropriate SLEA's for specific Product(s) or Unit(s) indicate a different minimum percentage of expiration dating is acceptable.

        14    PAYMENT TERMS:    Net ten (10) days from receipt by P&GP SARL of a complete and correct invoice.

        15    INVOICING:    OSGP shall invoice P&GP SARL no less than weekly for expenses incurred per Article 12.1 to provide P&GP SARL with its requirements for Products. OSGP shall include with each invoice the required information as agreed and documented in the Service Level Execution Agreements (SLEA's). P&GP SARL may withhold payment of OSGP's invoices until the provisions of this paragraph have been fulfilled. Payment to OSGP shall be in United States dollars.

        16    COMPLIANCE WITH LAWS AND SAFETY MEASURES:    OSGP represents and warrants that it is and will, and that the Products (including after being incorporated into any finished products) are and will, at all times, be in full compliance with all applicable laws, regulations, rules, judgments, orders and decrees, including, without limitation, those related to intellectual property, customs, labor, employment, working conditions, board of health, environmental matters and where applicable cGMP's. OSGP also represents and warrants that it has obtained and will maintain all licenses, consents and permits required to perform lawfully this Agreement. OSGP assumes sole responsibility for taking all necessary health and safety precautions for producing products on behalf of P&GP SARL pursuant to this Agreement. These precautions include, without limitation, such things as proper control of ventilation, the wearing of adequate protective clothing, installation, and proper utilization of appropriate environmental control equipment. OSGP will inform P&GP SARL of any regulatory agency inspection, such as an OSHA inspection, which involves P&GP SARL Process(es) or Product(s). OSGP is responsible for any audit follow-up or response. P&GP SARL will provide OSGP information P&GP SARL possesses where needed to respond to such audits.

        17    ACCEPTANCE AND RETURN:    Any Products manufactured by OSGP on behalf of P&GP SARL that do not comply with the representations and warranties set forth in this Agreement may, at P&GP SARL's option, be (i) returned to OSGP at OSGP's expense for credit to P&GP SARL at the full price plus expenses associated with such return, including, without limitation payment or reimbursement of customs duties and freight charges, (ii) scrapped by P&GP SARL, at OSGP's expense, in which case P&GP SARL will be relieved of any payment obligations with respect thereto. Additionally, when numbers ii) or iii) above are applicable, the expenses for which OSGP will be responsible include, without limitation, P&GP SARL'S cost of inspecting, recovering, and sorting the Products produced hereunder and P&GP SARL'S cost of obtaining replacement Products (including raw and packaging materials, scrapping Products produced for P&GP SARL, and manufacturing additional Products on behalf of P&GP SARL). The rights and remedies set forth in this Agreement are not exclusive and nothing herein will be interpreted to limit in any manner the rights and remedies the parties will have available to them pursuant to the relevant governing law.

        18    ACCESS FOR P&GP SARL'S REPRESENTATIVES:    OSGP will permit P&GP SARL's representatives access to any area of OSGP's facilities and records having to do with the fulfillment of this Agreement upon reasonable notice by P&GP SARL. Should security requirements of other customers of OSGP create conflict with this right, P&GP SARL shall be so informed and compatible scheduling arranged.

        19    SECURITY PRECAUTIONS:    OSGP agrees to take appropriate security precautions requested by P&GP SARL including, but not limited to, prohibiting Third Parties from being present during production of Products for P&GP SARL's unless authorized in writing by P&G SARL. P&GP SARL reserves the right to reduce or discontinue its purchases under this Agreement, its extensions or related purchase orders, without further obligation, for violations of security practices agreed to by P&GP SARL and OSGP.

        20    CONFIDENTIALITY:    Neither party will use (other than for the performance of this Agreement) or disclose to any third party any Confidential Information. This obligation shall survive the expiration or termination of this agreement.

        21    INTELLECTUAL PROPERTY:    All right, title and interest in the Intellectual Property and other proprietary information to be used in connection with the Products are owned by P&GP and shall remain so at all times. P&GP has the right at all reasonable times to inspect the services and goods sold or otherwise provided by OSGP using any of the Intellectual Property, as well as the facilities and methods of production and delivery of such goods and services.

        By acceptance of this Agreement and in consideration thereof, OSGP warrants and agrees that with respect to any article(s), chemical component(s) or composition(s) furnished by OSGP to any Third Party (excluding the Contract Manufacturing Services provided to or on behalf of P&G), OSGP will not use any P&G patents, copyrights, or similar intellectual property rights without P&G's prior written consent and will not infringe on any such P&G patents, copyrights or similar intellectual property rights.

        If P&G is unknowingly benefiting from a Third Party's patent, copyrights or similar intellectual property, OSGP will indemnify and save P&G harmless from and against claims by a Third Party that P&G is infringing on such Third Party's patents, copyrights or intellectual property with respect to products manufactured for a Third Party by OSGP.

        P&G agrees to hold OSGP harmless with respect to liability for infringement, which OSGP may incur because of any allegations that the Products produced hereunder, the formula(e) or the specifications of P&G violate or infringe any patents. OSGP agrees that P&G or P&G's other suppliers (with respect to their activities on behalf of P&G) shall have immunity from suit by OSGP under any patents arising out of the performance of this Agreement.

        22    OSGP'S INDEMNIFICATION OF P&GP SARL:    OSGP will indemnify, defend and hold P&GP SARL harmless from and against all claims, losses, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party claim or action, (collectively "Damages") arising out of or related to (i) OSGP's breach of any representation, warranty, covenant or other obligation pursuant to this Agreement, including, without limitation, the failure of any Product or Process to be in compliance with the Specifications where such failure was Within OSGP Control, (ii) any manufacturing defect of Products produced hereunder, (iii) liability for violations of any Environmental Law incurred by OSGP in the performance of this Agreement or arising out of ownership, demolition, or site clearance of Chemical Plant buildings and equipment, where such liability is the result of the negligence, gross negligence, bad faith or willful misconduct on the part of OSGP, its employees or other representatives or (iv) the negligence, gross negligence, bad faith or willful misconduct of OSGP, its employees or other representatives. OSGP agrees to provide at least $5,000,000 of commercial liability insurance in support of this indemnity with companies reasonably acceptable to P&GP SARL, which insurance will carry an endorsement naming P&GP SARL and its affiliates as co-insured.

        23    P&GP SARL's INDEMNIFICATION OF OSGP:    P&GP SARL will indemnify, defend and hold OSG harmless from and against all claims, losses, damages, costs and expenses, including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party claim or action, arising out of or related to any liability for violations of any Environmental Law incurred by OSGP in the performance of this Agreement or arising out of ownership, demolition, or site clearance of Chemical Plant buildings and equipment, except where such liability is the result of the negligence, gross negligence, bad faith or willful misconduct on the part of OSGP, its employees or other representatives.

        24    CHANGE IN OSGP'S OWNERSHIP:    If for any reason OSGP decides to sell or transfer voluntarily any or all of the Chemical Plant used in the fulfillment of this Agreement to any Third Party, OSGP will provide P&GP SARL with at least six (6) months prior written notice of its intent to transfer or sell such operation and will extend to P&GP SARL an option exercisable within ninety (90) days after the date of such notice to sublease the portions of the facility and purchase Materials inventory used in performance of this Agreement, and to lease any and all equipment and employees for the purpose of producing Product by or on behalf of P&GP SARL. The cost of this lease, sub-lease, and Materials purchases shall not exceed costs payable under Article 12.1. The term of any such lease or sub-lease shall not exceed three (3) years. It is understood that this option does not in any way limit the other rights and obligations of the parties set forth in this Agreement. P&GP SARL reserves the right to reduce or discontinue purchases under this Agreement, or terminate this Agreement, without obligation, if any new entity or person obtains whole or greater than 50% corporate ownership of OSGP. However, P&GP SARL will not unreasonably withhold its consent and will base its assessment on an objective evaluation of and/or actual experience with the new entity's capability and qualification to fulfill this Agreement prior to exercising any right to reduce or discontinue purchases under this Agreement. The provisions of this Article 24 shall also apply to an involuntary transfer of the assets of OSGP to a Third Party, except for the requirement that OSGP provide six (6) months written notice to P&G of such transfer. In this instance OSGP shall provide P&G SARL with as much notice as legally possible.

        25    TERMINATION FOR CAUSE:    In the event (I) a party (the "Defaulting Party") breaches any representation, warranty, covenant or other obligation of this Agreement, or ii) the Defaulting Party becomes unable to pay its bills as they become due in the ordinary course, a trustee or receiver of such party's property is appointed, the Defaulting Party makes an assignment for the benefit of creditors, a petition in bankruptcy is filed by or against the Defaulting Party or the Defaulting Party terminates or liquidates its business, the other party (the "Non-Defaulting Party") will have the option to terminate this Agreement, without further obligation, immediately upon notice of such termination to the Defaulting Party. Termination or expiration of this Agreement will not relieve either party of any liability it may have to the other arising out of or related to acts or omissions prior to such termination or expiration.

        26    ASSIGNMENT:    Neither OSGP nor P&GP SARL may assign its rights or delegate or subcontract this Agreement or its obligations pursuant hereto to any Third Party without the prior written consent of the other; provided, however, P&GP SARL may so assign or delegate to any of its Affiliates without OSGP'S prior consent.

        27    CONTRACTOR STATUS:    OSGP is an independent contractor and nothing herein contained and no course of dealing between the parties will create or be deemed to create an agency, partnership, joint venture or any other relationship, fiduciary or otherwise between the parties hereto. OSGP assumes sole responsibility for the direction and control of its employees involved in manufacturing Products and such employees shall for all purposes remain employees of OSGP. Except as otherwise expressly indicated herein, OSGP is not granted any right or authority to assume or to create an obligation or responsibility, express or implied, on behalf of or in the name of P&GP SARL or bind P&GP SARL in any manner whatsoever.

        28    REPORTING REQUIREMENTS:    OSGP agrees to provide to P&GP SARL information and reports, in a format and on a frequency requested by P&GP SARL and agreed to by OSGP. Costs for such services will be included in OSGP's price as referenced in Article 12.1. P&GP SARL shall have the right to withhold payment if OSGP fails to provide information or reports as mutually agreed.

P&GP SARL reserves the right to reduce or discontinue its purchases under this Agreement, its extensions or related purchase orders, if OSGP fails to meet information or reporting requirements on a recurring basis.

        29    FORCE MAJEURE:

        29.1    Force Majeure: P&GP SARL or OSGP shall not be deemed to be in breach hereof on account of any delay in delivery or other performance caused in whole or in part by, or otherwise materially related to, the occurrence of any contingency beyond P&GP SARL's or OSGP's control, including but not limited to: war or hostility; failure or delay on land, water or air transportation; act of any government or agency, subdivision or branch thereof; judicial action; strikes or other labor disputes; accident, fire, explosion, flood, epidemic, storm or other acts of God; shortage fuel or power, delay or failure to perform by any supplier; or, in general, any other contingency whatsoever (whether similar or dissimilar to those set forth herein) where P&GP SARL or OSGP has exercised ordinary care in the prevention thereof.

        29.2    Effects of Force Majeure: In the event of any contingency as described hereunder, P&GP SARL or OSGP shall give immediate notice thereof to the other party. P&GP SARL or OSGP shall render the delayed performance in the manner as practicable as possible after such event of force majeure has ceased or otherwise abated sufficiently in order to permit it to do so without incurring any material additional expense which it would not have had in the absence of such event of force majeure.

        30    GOVERNING LAW AND LANGUAGE:    This Agreement shall be governed by and interpreted for any and all purposes in accordance with the laws of Ohio and Ohio Courts shall have jurisdiction of any disputes hereunder. The parties agree that the United Nations Convention on International Sale of Goods will have no force or effect on transactions relating to this Agreement. The parties understand the English language and are fully aware of all terms and conditions contained herein. If any translation of this Agreement is made into any language other than English, the English language version will continue to govern.

        31    HIRING EMPLOYEES:    For a period of two years from the effective date of this Agreement neither party will, and neither party's Affiliates will, without prior mutual written agreement, directly or indirectly solicit for employment or hire any employees of the other party, or their Affiliates, who have worked in connection with the performance of this Agreement.

        32    HEADINGS AND REFERENCES:    All section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        33    AGREEMENT PRECEDENCE:    Other agreements may be executed between P&GP SARL and OSGP as appropriate, including but not limited to information technology, supply of P&GP SARL's external customers, other joint support by the parties, product stability testing, other quality assurance support, product development activity, contract manufacturing services, and facilities maintenance. In the event of any conflict between this Agreement and any purchase order form, service level execution agreements or other agreements which may be entered into by the parties and/or their affiliates governing the same matters set forth herein, this Agreement will take precedence and its terms shall govern, unless such subsequent agreement specifically refers to this Agreement and indicates that such subsequent agreement will take precedence over this Agreement.

        34    LICENSING COOPERATION:    To allow for the smooth transfer of Products shipment responsibilities to OSGP under applicable state licensing laws which regulate the distribution of pharmaceutical products, including but not limited to the licensing laws of the State of New York, P&GP SARL agrees to cooperate with and to assist OSGP in obtaining such licenses and with OSGP's distribution of Products until such time as OSGP obtains the necessary and appropriate licenses.

        35    MUTUAL SUPPORT:    During the Term of this Agreement one party may desire the support of resources of the other party to conduct work not expressly covered by this Agreement but needed to further the aims of both parties under this Agreement. Both parties desire to cooperate in a reasonable manner to the extent possible to provide requested support at a reasonable cost. Such requests for support shall normally be made at least 30 days in advance of the date needed. The party providing the requested support shall invoice the other party for any agreed charges and expenses on a no less than weekly basis. Such invoices shall be paid within 10 days. Neither party nor their Affiliates have liability under this Agreement due to damage or loss of any type suffered as a result of performance or non-performance of the support requested and provided by one party to the other. Details of support resource request agreements shall be documented in letters of agreement.

        36    DISPUTE RESOLUTION:    Any action or claim asserted by either party against the other party (a "Claim") arising out of or related to this Agreement, including without limitation any Claim for indemnification pursuant to this Agreement or any issue as to whether or not a Claim is arbitrable, shall be resolved pursuant to the procedures set forth in Section 9.03 of the Sale Agreement.

        P&GP SARL and OSGP have caused their respective duly authorized representatives to execute this Agreement, acting as agent(s) as set forth herein.

For:	Procter & Gamble Pharmaceuticals, Inc. (P&GP SARL)	For:	OSG Norwich Pharmaceuticals, Inc. (OSGP)
By	/s/ J.E. Haas (Signature)	By	/s/ Joseph M. Healy (Signature)
	J.E. Haas (Name Typed)		Joseph M. Healy (Name Typed)
As	Vice President—Europe (Title)	As	President and CEO (Title)
Date	20/6/01	Date	6/29/01

        SCHEDULES:

A. Products—Stock Keeping Units (SKU's)

B. Minimum Order Quantities

C. Example Certificate Of Analysis (COA)

D. Pricing

  Schedule C—Example Certificates Of Analysis

GCAS #1091495:	OSG Pharmaceuticals	Issue Date: 9/03/98

	ETIDRONATE DISODIUM, BULK	Version #

Requirements	Method #	Specifications	Results	Lab Notebook reference	Initials & Date

DESCRIPTION	Visual	A white powder which may contain some lumps, with a characteristic odor.

USP/NF IDENTIFICATION A	A830.27N	Meets

USP/NF IDENTIFICATION B	USP	Meets

USP/NF <921> WATER DETERMINATION	A830.22N, R1	5.0% maximum

Checked by & Date:	Release by & Date:

GCAS # 15109654	OSG Pharmaceuticals	Issue Date: 5/29/98

	Semicarbazidoacetic Acid Blend	Version # 1

Requirements	Method #	Specifications	Results	Lab Notebook Reference	Initials & Date

DESCRIPTION	Visual	A white, powdery material with a characteristic odor

IDENTIFICATION (IR)	Prepare a mineral oil dispersion	Matches RS-258.

ASSAY (%) [RR, SL]	SR31808	85.0% to 102.0%

BLEND) Standard Value: 100.0%	SR31808	85% to 103%

Checked by & Date:	Release by & Date:

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  Exhibit 10.35
CHEMICAL MANUFACTURING SUPPLY AGREEMENT